Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com

FOR IMMEDIATE RELEASE		DRG&L
Ken Dennard, Managing Partner
(713) 529-6600, ksdennard@drg-l.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-l.com

Susser Holdings Provides Third Quarter 2010 Operating Results Update

Earnings conference call set for 11 a.m. ET November 9 to discuss complete results

•	Same-store merchandise sales increase 3.4%

•	Average retail fuel volumes per store up 3.9%

•	Acquired 39 wholesale contracts and 1 retail c-store

CORPUS CHRISTI, Texas, October 20, 2010 – Susser Holdings Corporation (NASDAQ: SUSS) said today it expects to report same-store merchandise sales growth for the third quarter of 2010 of approximately 3.4 percent. Retail average per-store fuel volumes are expected to increase by 3.9 percent year-over-year.

For the first nine months of 2010, the Company expects to report same-store merchandise sales growth of 3.0 percent and retail average per-store fuel volume growth of approximately 1.8 percent.

New Convenience Store/Wholesale Dealer Site Update

On October 11, 2010, the Company completed the acquisition of 39 long-term fuel supply agreements to wholesale dealer sites in Texas and Oklahoma. As part of the transaction, the Company also acquired one retail convenience store in Houston, Texas in September 2010, which will be rebranded to Stripes. This transaction was funded with cash and is expected to be immediately accretive to earnings. Terms were not disclosed and the transaction value was not material.

The Company opened four new retail stores during the third quarter, including the one acquired, for a total of 525 retail stores operated at the end of the quarter. Two additional stores have opened and one smaller store has been closed to date in the fourth quarter, with another five retail stores under construction that are expected to open by year-end. In its wholesale segment, the Company added three dealer sites and discontinued seven during the third quarter, for a total of 383 dealer sites as of the end of the quarter. Following the 39-site acquisition in October, the Company now supplies motor fuel to approximately 420 wholesale dealer sites.

Susser Holdings Corporation – Page 2

Third Quarter Earnings Conference Call

Susser will release its third quarter 2010 financial and operating results on Tuesday, November 9, before the market opens. In conjunction with the release, the Company has scheduled a conference call that will be broadcast live over the Internet the same day at 11 a.m. Eastern Time.

What:	Susser Holdings Corporation Third Quarter 2010 Earnings Conference Call

When:	Tuesday, November 9, at 11 a.m. ET

Participate live via phone by dialing 480-629-9643 or live over the Internet by logging onto the Company’s web site at www.susser.com on the “Events & Presentations” page of the Investor Relations section. A telephonic replay will be available through November 16 by calling 303-590-3030 and using the access code 4377897#. An archive of the webcast will be available for 60 days on Susser’s web site.

Corpus Christi, Texas-based Susser Holdings Corporation is a third-generation family led business that operates more than 525 convenience stores in Texas, New Mexico and Oklahoma primarily under the Stripes banner. Restaurant service is available in more than 305 of its stores, primarily under the proprietary Laredo Taco Company brand. The Company also supplies branded motor fuel to approximately 420 independent dealers through its wholesale fuel division.

Forward-Looking Statements

This news release contains “forward-looking statements” describing Susser’s objectives, targets, plans, strategies, costs, anticipated capital expenditures, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competition from other convenience stores, gasoline stations, dollar stores, drug stores, supermarkets, hypermarkets and other wholesale fuel distributors; changes in economic conditions; volatility in energy prices; political conditions in key crude oil producing regions; wholesale cost increases of tobacco products; adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; consumer or other litigation; consumer behavior, travel and tourism trends; devaluation of the Mexican peso or restrictions on access of Mexican citizens to the U.S.; unfavorable weather conditions; changes in state and federal regulations; dependence on one principal supplier for merchandise, two principal suppliers for gasoline and one principal provider for transportation of substantially all of our motor fuel; financial leverage and debt covenants; changes in debt ratings; inability to identify, acquire and integrate new stores; dependence on senior management; acts of war and terrorism; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended January 3, 2010, and subsequent quarterly reports. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

# # #